EXHIBIT 99.4

Nocopi Technologies Appoints Michael S. Liebowitz to the Board of Directors

King of Prussia, Pa., Oct. 07, 2022 (GLOBE NEWSWIRE) -- Nocopi Technologies, Inc. (OTC Pink: “NNUP” or “NNUPD”), a developer of specialty reactive inks, announced today that Michael S. Liebowitz has been appointed to the Board of Directors effective today. Mr. Liebowitz is Nocopi’s largest shareholder.

“I am very pleased that a financially strong Nocopi Technologies is emerging. I look forward to helping the Board drive profitable growth as well as evaluate opportunities to attractively deploy capital and increase long-term value for all shareholders. I’m excited to begin working with the Board and the management team," said Mr. Liebowitz.

“We are thrilled to welcome Michael to the Board. We look forward to gaining from his invaluable experience that he possesses from growing and operating many businesses. Michael’s background will be an asset as we look to accelerate our growth and pursue strategic opportunities,” said Michael Feinstein, Chairman and President of Nocopi Technologies.

About Nocopi Technologies (www.nocopi.com)

Nocopi develops and markets specialty reactive inks for unique, mess-free applications in the entertainment, toy and educational product markets. Nocopi also develops and markets document and product authentication technologies designed to combat fraudulent document reproduction, product counterfeiting and/or unauthorized product diversion. Nocopi derives revenue from technology licensing agreements as well as from the sale of its proprietary inks and other products to licensees and/or their licensed printers. Nocopi’s products and systems include trade secrets as well as patented technologies.

Safe Harbor for Forward-Looking Statements

This release may contain projections and other "forward-looking statements" relating to Nocopi’s business, that are often identified by the use of "believes," "expects" or similar expressions. Forward-looking statements involve a number of estimates, assumptions, risks and uncertainties that may cause actual results to differ materially from those anticipated. Forward-looking statements may address uncertainties regarding customer preferences or demand for products incorporating Nocopi technology that underlie the company’s revenue expectations, the company’s ability to develop new products and new product applications, the financial condition of customers and the timeliness of their payments, the impact of fluctuations in currencies, global trade and shipping markets, etc. Actual results could differ from those projected due to numerous factors and uncertainties, and Nocopi can give no assurance that such statements will prove to be correct nor that Nocopi’s actual results of operations, financial condition and performance will not differ materially from those reflected or implied by its forward-looking statements. Investors should refer to the risk factors outlined in Nocopi’s Form 10-K and other SEC reports available at www.sec.gov. Forward-looking statements are made as of the date of this news release; Nocopi assumes no obligation to update these statements.

Twitter – Investors: @NNUP_IR

Investor & Media Contacts
Chris Eddy or David Collins
Catalyst IR
212-924-9800
nnup@catalyst-ir.com